Exhibit 107

Calculating of Filing Fee Tables

424(b)(5)

(Form Type)

CubeSmart

CubeSmart, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward File Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share	415(a)(6) (1)	5,847,298		-			S-3ASR	333-236886	March 4, 2020	$22,484.76
Total Offering Amounts								-
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$0

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of common shares as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 415(a)(6) of the Securities Act, the registrant is hereby including in this registration statement (the “Registration Statement”) securities that were previously registered on the registration statement on Form S-3ASR, File No. 333-236886, filed with the SEC on March 4, 2020, pursuant to a prospectus supplement filed by the registrant on March 4, 2020, but that have not yet been sold by the registrant. Pursuant to Rule 415(a)(6), the fee previously paid by the registrant with respect to such unsold common shares continues to apply to such shares and no fees are due with respect to such shares.